CHAPARRAL ENERGY, INC.
FORM OF
AMENDMENT NO. 1 TO
EMPLOYMENT AGREEMENT FOR CORPORATE OFFICERS
THIS AMENDMENT NO. 1 (this “Amendment”) is entered into this ___ day of _______, 2013 to amend that certain Employment Agreement dated __________, 20__ by and among Chaparral Energy, Inc., a Delaware corporation (the “Company”), Chaparral Energy, L.L.C. (the “Employer”) and ____________ (the “Executive”) (the “Original Agreement”).

WITNESSETH:
WHEREAS, the Company and the Executive desire to amend the following provisions in the Original Agreement as set forth below;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and conditions set forth below, the parties agree to amend the Original Agreement as set forth herein:

1.Definitions. Capitalized terms used but not defined herein shall have the same meanings set forth in the Original Agreement.
2.    Amendment to Section 5(e) of the Original Agreement. Section 5(e) of the Original Agreement is hereby deleted and replaced in its entirety with the following:
“(e)    Without Cause. The Company has the right to terminate Executive’s employment under this Agreement without Cause by providing Executive with a Notice of Termination. For purposes of Section 7 hereto, a “termination without Cause” shall include the Company’s failure to renew this Agreement pursuant to Section 1 prior to a Renewal Date.”
3.    Amendment to Section 7(b) of the Original Agreement. Section 7(b) of the Original Agreement is hereby deleted and replaced in its entirety with the following:
“(b)    Termination by Company Without Cause or by Executive for Good Reason Following Change in Control. If at any time within two (2) years after a Change in Control, Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, then Executive shall be entitled to the payments and benefits provided in Section 7(a) hereof, subject to the terms and conditions thereof (including, without limitation, the requirement that a condition to Executive’s right to receive the amounts provided for thereunder is that Executive execute, deliver and not revoke the Release as set forth in Section 10 below), except that for purposes of this Section 7(b), the Severance Multiple shall equal ___. To the extent a Change in Control occurs as a result of the sale or other disposition of all or substantially all of the Company’s assets, then, on or prior to the closing date of such Change in Control, the Company shall deposit in an irrevocable grantor trust an amount of money equal to the severance payments and benefits that will be payable to Executive under this Section 7(b) in the event of a termination of employment by the Company without Cause or by Executive for Good Reason within two (2) years after such Change in Control; provided, that such grantor trust shall be designated to constitute an unfunded arrangement commonly referred to as a “rabbi trust” so that the Executive shall not be in constructive receipt of income or incur an economic benefit solely on account of the adoption or maintenance of the trust.”
4.    Counterparts.    This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.
5.    Other. Except as modified herein, the Original Agreement is specifically ratified and affirmed.
IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered as of the date first above written.

CHAPARRAL ENERGY, INC.

By:                             Name: Mark A. Fischer
Title: CEO and President

CHAPARRAL ENERGY, L.L.C.

By:                             Name: Mark A. Fischer
Title: Manager and President

[Executive]

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